Exhibit 99.1


                    Environmental Power Corporation
           Names New President and Chief Executive Officer


    PORTSMOUTH, N.H.--(BUSINESS WIRE)--July 3, 2003--Environmental Power Corporation (OTCBB:POWR), a leader in the renewable energy industry with proprietary technology to convert manure into electricity ("EPC" or the "Company"), announced today the appointment of Kam Tejwani as President and Chief Executive Officer of EPC. Mr. Tejwani succeeds Joseph E. Cresci as CEO and Donald A. "Andy" Livingston as President of EPC. Mr. Cresci will remain active in the day-to-day affairs of EPC as Chairman of the Board of Directors and Chairman of the Executive Management Committee. Mr. Livingston will serve on the Executive Management Committee and will concentrate full-time on his role as President of the Company's subsidiary, Microgy Cogeneration Systems, Inc. ("Microgy") in order to focus on the continued development of power projects based on Microgy's anearobic digester technology.
    "I actively recruited Kam to become CEO of the Company because he has considerable operations experience, a strong financial background and has successfully built an investor-owned company in a related field," Mr. Cresci said. "I am looking forward to working closely with Kam to implement the Company's strategic growth initiatives. With Kam's strengths, our energy industry experience and the exceptional potential of our Microgy subsidiary, we believe we are poised to capitalize on an exciting market opportunity." Mr. Cresci went on to state, "Andy and I are fully committed to working alongside Kam in maximizing the value of our company to shareholders."
    Mr. Tejwani has been the President of Target Capital Corporation, a private equity firm, since May 1996. Target Capital structures and implements investments for an offshore investment fund and assists operating companies in maximizing shareholder value with operational and strategic planning. From April, 1990 until December 1995, Mr. Tejwani served as the Chairman and Chief Executive Officer of Air-Cure Technologies, Inc., a manufacturer and marketer of air pollution control systems. During his tenure, Mr. Tejwani managed substantial revenue growth, completed initial and secondary public offerings, completed the acquisition of 7 complimentary businesses and significantly increased the company's domestic and international market share. Previously, Mr. Tejwani worked for various small to medium sized investment banking firms from 1983 until 1989.
    Mr. Tejwani stated, "I am very excited about the opportunity to serve Environmental Power as its President and Chief Executive Officer at this time in its history. I share the belief of Joe and Andy in the great potential of the market for renewable energy systems, especially systems like those based on Microgy's technology. I am enthusiastic about the prospect of working closely with them to make the most of this market opportunity."
    Mr. Tejwani continued "As corporate CEO, I will implement a growth strategy which expands our revenues and earnings, and broadens our product offering in the alternative energy markets. Our internal growth strategy will build on the progress we have made to productize our innovative biomass energy system. I am excited about the prospects of commercializing this proven technology. Our external growth strategy will focus on acquiring companies based on economics in other alternative energy segments. My objective is to transform EPC into a leading company in this arena."

    ABOUT ENVIRONMENTAL POWER CORPORATION

    Environmental Power Corporation (OTCBB: POWR) is an entrepreneurial energy company established in 1982 with annual revenues in excess of $50 million. The company focuses on environmentally sound power generation and anaerobic digestion systems. Environmental Power is targeting its proposed anaerobic digestions systems to animal feeding operations in the U.S. with an estimated initial target market of approximately $6.7 billion and estimates initial and expanded market potential to exceed $14 billion. For more information visit the company's web site at www.environmentalpower.com.

    CAUTIONARY STATEMENT

    The Private Securities Litigation Reform Act of 1995 (the "Act") provides a "safe harbor" for forward-looking statements. Certain statements contained in this press release such as statements concerning our seeking to realize the growth potential associated with our anaerobic digestion systems, the deployment of animal waste-to energy technology and other statements contained herein regarding matters that are not historical facts are forward looking statements as such term is defined in the Act. Because such statements involve risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, uncertainties involving development stage companies, financing requirements and uncertainties, difficulties involved in developing and executing on a business plan, technological uncertainties, risks relating to managing and integrating acquired businesses, volatile and unpredictable developments (including plant outages and repair requirements), the difficulty of estimating construction, development, repair and maintenance costs and timeframes, the uncertainties involved in estimating insurance and implied warranty recoveries, if any, the inability to predict the course or outcome of any negotiations with parties involved with the Company's or Microgy's projects, uncertainties relating to general economic and industry conditions, the amount and rate of growth in expenses, uncertainties relating to government and regulatory policies, the legal environment, intellectual property issues, the competitive environment in which the Company and Microgy operate and other factors, including those described in the Company's filings with the Securities and Exchange Commission, including the section "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Certain Factors That May Impact Future Results" of the Company's Quarterly Report on Form 10-Q for the period ended March 31, 2003. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.



    CONTACT: Investor Contact:
             Environmental Power Corporation
             R. Jeffrey Macartney, 603/431-1780 ext. 16 jmacartney@environmentalpower.com or
             Media Contact:
             Environmental Power Corporation
             Brecca Loh, 603/431-1780 ext. 18
             brecca@environmentalpower.com